AMENDED FILING OF FIRST INVESTORS TAX EXEMPT FUNDS NSAR-B
AS OF 12-31-13 FILED 2-28-2014

ACCESSION NUMBER 0000716792-14-000002

The filing of NSAR-B/A for the First Investors Tax Exempt
Funds is to correct the address in Item 77B  Accountant's
Report on Internal Control and Item 77Q1 the By-Laws.
The original filing contained the By-Laws of the First
Investors Life Series Funds in error.